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                                                               February 29, 2000


GNB Bank Panama S.A.
Calle Manuel Icaza No. 18,
Panama City,
Republic of Panama

         Re:  Transfer and Voting Matters

Dear Sirs:

         In connection with the Loan Agreement among Win-Gate Equity Group Inc. (the "Borrower"), Globaltron Communications Corporation (the "Guarantor") and you (the "Lender") dated as of February 29, 2000 (the "Loan Agreement") and as an inducement to you to make the loan to the Borrower, I agree, and covenant to you, that: (i) for a period of three years from the date hereof, I will not sell, exchange or otherwise transfer (collectively, "transfer") all or part of my stock in the Borrower; provided, however, that I may transfer my shares in the Borrower in the event of a merger, consolidation or other sale of assets or other reorganization approved as provided in Exhibit 2 (b) J of the Loan Agreement; (ii) after the three year period referred in clause (i) above, if and to the extent I transfer all or part of my stock in the Borrower you shall have tag along rights on the stock sold or transferred on the same terms and conditions it is offered to me; (iii) I will vote my stock in the Borrower in favor of your designee(s) or those of your assignees, nominated to serve as one of the five directors on the board of directors of the Borrower; and (iv) I will not vote my stock in the Borrower for any of the issues described in Exhibit 2
(b) of the Loan Agreement without your prior written consent.

         In the event that I should fail to vote my stock in accordance with clauses (iii) and/or (iv) of the foregoing paragraph, then in addition to such other rights and remedies as may be available to you in law or in equity (including without limitation an action for breach of contract), I hereby appoint you as my proxy, which proxy shall be IRREVOCABLE and coupled with an interest, to vote my stock on all such matters as are within the contemplation of such clauses (iii) and/or (iv). In any such event, you shall have full power of substitution with regard to such proxy. I acknowledge that for purposes of the phrase "coupled with an interest", your interest includes your interest both as a lender under the Loan Agreement and your interest as a stockholder of the Borrower in connection with any conversion of the Loan into stock of the Borrower. I also agree that if and to the extent you shall, at anytime, acquire stock of the Borrower, then this letter agreement shall automatically be deemed a shareholders' agreement, that I will immediately execute an acknowledgment that this letter agreement constitutes a shareholder agreement, together with any such other agreements consistent with this letter agreement as you shall request to further reflect the intent and purposes of this letter agreement.

         In accordance with the foregoing, the Borrower shall provide a stop transfer notice on the certificates representing the stock I now or hereafter own in the Borrower to the transfer agent of the Borrower, so to reflect the foregoing limitations on transfers of such stock. I also agree, upon your


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request, to tender all certificates representing my stock to the transfer agent for purposes of application of appropriate restrictive legends consistent with the terms of this letter agreement.

         I and the Borrower acknowledge that any transfer of my stock, or other act by me, in contravention of this letter agreement shall be null and void and of no force or effect. This letter agreement shall inure to the benefit of, and be enforceable by, you and your successors and assigns.

         If you are in agreement with the terms of this letter agreement, please so indicate by signing in the space provided below.

                                                    Very truly yours,

                                                    /s/ Gary D. Morgan
                                                    ------------------
                                                    Gary D. Morgan




ACCEPTED AND AGREED WITH RESPECT
TO THE PROVISIONS APPLICABLE TO
THE BORROWER ABOVE:

WIN-GATE EQUITY GROUP, INC.


 By: /s/ Gary P. Stukes
    ----------------------------
 Name:   Gary P. Stukes
 Title:  President


AGREED AND ACCEPTED:

GNB BANK PANAMA S.A.


By: /s/ Camilo Verastegui
    ----------------------------
Name: Camilo Verastegui
Title: General Manager